Exhibit 99

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214                                                                                                       For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Second Quarter Earnings Up 9%

Asset Quality Remains Excellent

SYRACUSE, N.Y. — July 22, 2008 — Community Bank System, Inc. (NYSE: CBU) generated quarterly net income of $11.3 million, or $0.37 per share, in the second quarter of 2008, $0.03 per share, or 9% higher than the $0.34 per share reported in the second quarter of 2007, and $0.01 per share, or 3% above the first quarter of 2008.  Solid organic loan growth, continued expansion of non-interest income sources, an improved net interest margin, and strong asset quality resulted in the Company’s improved quarterly results.  Year-to-date 2008 earnings of $22.2 million, or $0.74 per share, were 12% above the $20.0 million, or $0.66 per share, of reported earnings for the first six months of 2007.  For the year, cash earnings per share (which excludes the after-tax effect of the amortization of intangible assets and acquisition-related market value adjustments) were $0.83, which is $0.09 per share, or 12% above GAAP-reported results.

“Our Company continued its solid performance in the second quarter by producing exceptional core deposit growth, strong organic loan growth across all portfolios, improving non-interest income streams, maintaining our stable and favorable asset quality, and through meaningful operating expense management,” said President and Chief Executive Officer Mark E. Tryniski.  “Consistent with our stated growth strategy, we announced two high value acquisitions over the last four weeks.  In late June, we entered into an agreement to acquire 18 branch-banking centers in northern New York from Citizens Financial Group, Inc., which will add approximately $630 million of deposits to our market-leading, northern New York footprint.  We expect the transaction to be completed in the fourth quarter of 2008.  In addition, earlier this month, through our Benefit Plans Administrative Services, Inc. subsidiary, we completed the purchase of the Philadelphia division of Alliance Benefit Group MidAtlantic, a provider of retirement plan consulting, daily valuation administration, actuarial and ancillary support services.”

Second quarter net interest income of $35.4 million was 6.3% above the second quarter of 2007, and reflected a 2.2% increase in average earning assets, and a 14 basis points improvement in net interest margin to 3.78%.  Margin improvement was realized as a result of a 48 basis point reduction in total cost of funds, reflective of disciplined deposit pricing as well as the debt restructuring completed in late 2007, partially offset by a 33 basis point decline in earning asset yields.

Community Bank System, Inc.

Second quarter non-interest income (excluding securities gains/losses and debt extinguishment charges) increased $2.7 million, or 17.8% over the same period last year.  The Company’s employee benefits administration and consulting business posted a 24.5% increase in revenues over the second quarter 2007, a result of the Hand Benefits & Trust acquisition completed in May of last year, as well as solid organic growth generated from new clients and enhanced product offerings to both new and existing customers.  Banking non-interest income improved 14.5% over second quarter 2007, a result of new and expanded core account relationships and growing debit card-related revenues.  Wealth management revenues increased 15.7% over 2007’s second quarter from additional insurance agency revenues and growth in the Company’s other product offerings despite difficult market conditions.  Year-to-date investment securities gains of $0.2 million reflect proceeds received from the VISA initial public offering in the first quarter.

Quarterly operating expenses of $37.0 million increased 8.3% over the second quarter of 2007, a large majority of which related to the two acquisitions completed in the second quarter of last year.  In addition, the Company had higher business development and volume-based processing costs, and increased facility-based utilities and maintenance costs over the prior year.  On a linked quarter basis, operating expenses were down 3.7%, reflective of seasonally lower occupancy, professional, and personnel-related costs.

The Company’s effective tax rate in the second quarter was 22.5%, consistent with the first quarter of 2008, and down from 25.0% reported in the second quarter of 2007, reflecting a higher level of income from tax-exempt sources.

Financial Position

Average earning assets of $4.17 billion for the second quarter were up slightly from the first quarter of 2008, and included $47.2 million of organic loan growth, and a $45.5 million decrease in investment securities.  Compared to the second quarter of 2007, average earning assets increased $90.4 million, comprised of loan growth of $157.3 million, offset by a $66.9 million decline in investment securities, including cash equivalents.  Average deposits for the second quarter of $3.23 billion, increased $14.0 million from the first quarter, and supported the Company’s objective of lowering its overall funding costs by reducing higher cost time deposits, and focusing on expanding core account relationships.  This net increase in average deposits was comprised of a $36.4 million reduction in time deposits and a significant $50.4 million increase in core checking, savings, and money market instruments.  Borrowings ended the quarter at $874.6 million, a slight increase from the end of the first quarter.

Mr. Tryniski added, “During the quarter we produced growth across all lending lines.  We remain free of exposure to the mortgage lending crisis that has affected many of the nation’s markets, as we have no subprime or other higher-risk mortgage products within our real estate or investment portfolios.  Our mortgage delinquency ratio of 0.96% is significantly below the industry-wide ratio, which is close to 6%.  Our commercial lending portfolio grew by $12.7 million during the second quarter, our third consecutive quarter of expansion, and we remain committed to building upon this momentum.  Our consumer real estate and installment lending products also exhibited favorable growth rates in the quarter and reflect the strength of our business development efforts and the stable conditions prevalent in our primary markets.”

Community Bank System, Inc.

Asset Quality

The Company’s asset quality metrics remained excellent, with non-performing loan and charge-off ratios remaining at or near the historically low levels achieved in recent quarters.

Current quarter provision for loan losses of $1.6 million was $0.8 million higher than the first quarter of 2008, reflecting a stable level of net charge-offs and an $84.5 million increase in outstanding loans.  The ratio of loan loss allowance to total loans outstanding was 1.27% as of June 30, 2008, compared to 1.28% at the end of the first quarter.

Net charge-offs in the second quarter were $0.9 million, compared to $0.8 million in the first quarter of 2008, and $0.4 million in the second quarter of 2007.  The quarterly net charge-off ratio of 0.12% represented the sixth consecutive quarter the ratio was below 0.15%, demonstrating the stability and favorable profile of the Company’s asset quality over an extended period of time.

Nonperforming loans as a percentage of total loans at June 30, 2008 were 0.39%, up from 0.32% at the end of the first quarter, and 0.36% at the end of last year’s second quarter.  The delinquency ratio of 1.13% remained favorable and consistent with the average delinquency rate of 1.08% experienced at the previous six quarter-ends.  Nonperforming assets to total assets rose slightly to 0.26%, from the very low 0.22% level of the previous quarter, and 0.25% one year ago.  These excellent asset quality metrics illustrate the continued effectiveness of the Company’s disciplined risk management and underwriting standards.

Acquisitions

In late June, the Company announced it had entered into an agreement to acquire 18 branch-banking centers in northern New York State from Citizens Financial Group, Inc.  Under the terms of the agreement, Community Bank will acquire approximately $135 million in loans and $630 million in deposits at a blended deposit premium of 12%.  The transaction, which is subject to regulatory approvals, is expected to be completed in the fourth quarter of 2008.  In support of the transaction, the Company expects to issue approximately $30 million of equity capital prior to its completion.  Excluding one-time expenses, the transaction is expected to be immediately accretive to earnings per share, inclusive of the impact of the additional equity issuance.

In early July, the Company, through its Benefit Plans Administrative Services, Inc. subsidiary, acquired the Philadelphia division of Alliance Benefit Group MidAtlantic from BenefitStreet, Inc.  Alliance Benefit Group MidAtlantic provides retirement plan consulting, daily valuation administration, actuarial and ancillary support services.  This transaction, which is expected to add approximately $5.0 million in annual revenues, adds valuable capacity to support the Company’s growing customer base of more than 300 actuarial engagements, administration of over 200,000 defined contribution and flexible spending participant accounts, and custody of nearly $4.0 billion in retirement plan assets.

Stock Repurchases

During 2007 the company purchased 611,650 common shares at an aggregate cost of approximately $12.0 million.  These purchases were made under the previously announced share repurchase programs authorized in December 2006.  There were no shares repurchased in the first half of 2008.  At June 30, 2008, there were 0.94 million remaining shares available for repurchase under these programs.

Community Bank System, Inc.

Conference Call Scheduled

A conference call will be held with Company management at 11:00 a.m. (ET) on Wednesday, July 23, 2008, to discuss the above results at 1-866-812-6491.  An audio recording will be available one hour after the call until September 30, 2008, and may be accessed at 1-888-284-7564 (access code 236083).  Investors may also listen live via the Internet at: http://www.videonewswire.com/event.asp?id=49715.

This webcast will be archived on this site for one full year and may be accessed at any point during this time at no cost.  This earnings release, including supporting financial tables, is available within the Investor Relations / News & Media section of the company's website at: http://www.communitybankna.com.

Community Bank System is based in DeWitt, N.Y., with $4.7 billion in assets and 140 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: BPAS, an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh, Philadelphia, and Houston; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

-- more --

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, expect per share data)
	Quarter Ended		Year-To-Date
	June 30,		June 30,
	2008	2007	2008	2007
Earnings
Loan income	$45,691	$46,090	$92,206	$91,025
Investment income	15,379	17,166	32,015	33,789
Total interest income	61,070	63,256	124,221	124,814
Interest expense	25,630	29,918	53,183	58,109
Net interest income	35,440	33,338	71,038	66,705
Provision for loan losses	1,570	414	2,350	614
Net interest income after provision for loan losses	33,870	32,924	68,688	66,091
Deposit service fees	8,910	7,825	17,171	14,802
Other banking services	539	425	1,134	1,095
Trust, investment and asset management fees	2,324	2,009	4,487	3,869
Benefit plan administration, consulting and actuarial fees	5,933	4,767	12,245	8,739
Debt extinguishment charges and investment securities (losses)/gains, net	(57)	(8)	230	(8)
Total noninterest income	17,649	15,018	35,267	28,497
Salaries and employee benefits	19,772	18,280	40,158	36,566
Professional fees	902	1,054	2,200	2,239
Occupancy and equipment and furniture	5,189	4,557	10,762	9,206
Amortization of intangible assets	1,645	1,581	3,176	3,096
Other	9,442	8,495	19,028	16,670
Acquisition expenses	5	165	5	274
Total operating expenses	36,955	34,132	75,329	68,051
Income before income taxes	14,564	13,810	28,626	26,537
Income taxes	3,277	3,451	6,441	6,522
Net income	$11,287	$10,359	$22,185	$20,015
Basic earnings per share	$0.38	$0.34	$0.74	$0.66
Diluted earnings per share	$0.37	$0.34	$0.74	$0.66
Diluted earnings per share-cash	$0.42	$0.39	$0.83	$0.75

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008		2007
	2nd Otr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings
Loan income	$45,691	$46,515	$47,938	$47,821	$46,090
Investment income	15,379	16,636	17,879	17,785	17,166
Total interest income	61,070	63,151	65,817	65,606	63,256
Interest expense	25,630	27,553	30,828	31,326	29,918
Net interest income	35,440	35,598	34,989	34,280	33,338
Provision for loan losses	1,570	780	880	510	414
Net interest income after provision for loan losses	33,870	34,818	34,109	33,770	32,924
Deposit service fees	8,910	8,261	8,828	8,382	7,825
Other banking services	539	595	676	1,512	425
Trust, investment and asset management fees	2,324	2,163	2,210	2,185	2,009
Benefit plan administration, consulting and actuarial fees	5,933	6,312	5,453	5,509	4,767
Debt extinguishment charges and investment securities (losses)/gains, net	(57)	287	(9,950)	(16)	(8)
Total noninterest income	17,649	17,618	7,217	17,572	15,018
Salaries and employee benefits	19,772	20,386	20,062	19,086	18,280
Professional fees	902	1,298	1,383	1,365	1,054
Occupancy and equipment and furniture	5,189	5,573	4,872	4,883	4,557
Amortization of intangible assets	1,645	1,531	1,544	1,629	1,581
Other	9,442	9,586	9,388	9,703	8,495
Acquisition expenses	5	0	9	99	165
Total operating expenses	36,955	38,374	37,258	36,765	34,132
Income before income taxes	14,564	14,062	4,068	14,577	13,810
Income taxes	3,277	3,164	(7,779)	3,548	3,451
Net income	11,287	10,898	11,847	11,029	10,359
Basic earnings per share	$0.38	$0.37	$0.40	$0.37	$0.34
Diluted earnings per share	$0.37	$0.36	$0.39	$0.37	$0.34
Diluted earnings per share-cash	$0.42	$0.41	$0.44	$0.41	$0.39
Profitability
Return on assets	0.98%	0.94%	1.00%	0.94%	0.92%
Return on equity	9.27%	9.08%	9.95%	9.47%	8.92%
Noninterest income/operating income (FTE) (2)	31.1%	30.5%	30.7%	31.7%	28.8%
Efficiency ratio (1)	62.1%	64.8%	63.9%	63.1%	62.2%
Components of Net Interest Margin (FTE)
Loan yield	6.43%	6.65%	6.81%	6.86%	6.84%
Investment yield	5.85%	6.07%	5.95%	5.82%	6.06%
Earning asset yield	6.25%	6.46%	6.52%	6.50%	6.58%
Interest-bearing deposit rate	2.42%	2.68%	2.85%	2.94%	2.96%
Short-term borrowing rate	4.07%	4.17%	4.13%	4.07%	4.20%
Long-term borrowing rate	4.77%	4.79%	5.74%	5.83%	5.58%
Cost of all interest-bearing funds	2.92%	3.13%	3.41%	3.47%	3.47%
Cost of funds (includes DDA)	2.51%	2.70%	2.94%	2.99%	2.99%
Net interest margin (FTE)	3.78%	3.81%	3.63%	3.56%	3.64%
Fully tax-equivalent adjustment	$3,745	$3,890	$3,687	$3,645	$3,723

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008		2007
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Average Balances
Loans	$2,869,338	$2,822,100	$2,801,660	$2,775,337	$2,712,021
Taxable investment securities	779,958	808,962	937,656	971,828	885,361
Nontaxable investment securities	524,454	540,993	489,446	477,369	485,922
Total interest-earning assets	4,173,750	4,172,055	4,228,762	4,224,534	4,083,304
Total assets	4,639,946	4,642,019	4,700,537	4,679,318	4,536,348
Interest-bearing deposits	2,666,424	2,659,584	2,667,869	2,735,349	2,718,135
Short-term borrowings	420,392	426,116	406,902	307,090	154,799
Long-term borrowings	449,474	457,177	511,919	536,859	589,686
Total interest-bearing liabilities	3,536,290	3,542,877	3,586,690	3,579,298	3,462,620
Noninterest-bearing deposits	563,045	555,927	574,266	583,946	557,195
Shareholders' equity	489,444	482,750	472,303	462,172	465,652
Balance Sheet Data
Cash and cash equivalents	$123,233	$160,394	$130,823	$205,224	$242,410
Investment securities	1,258,792	1,307,682	1,391,872	1,433,930	1,219,360
Loans:
Consumer mortgage	1,015,114	987,807	977,553	969,567	948,430
Business lending	1,011,137	998,443	984,780	972,394	988,886
Consumer installment	895,992	851,536	858,722	849,949	829,860
Total loans	2,922,243	2,837,786	2,821,055	2,791,910	2,767,176
Allowance for loan losses	37,128	36,428	36,427	36,447	36,690
Intangible assets	253,752	255,111	256,216	256,766	258,110
Other assets	134,720	133,870	133,963	141,484	132,783
Total assets	4,655,612	4,658,415	4,697,502	4,792,867	4,583,149
Deposits	3,247,348	3,243,382	3,228,464	3,304,604	3,364,577
Borrowings	772,646	766,153	801,604	821,343	577,134
Subordinated debt held by unconsolidated subsidiary trusts	101,963	101,956	127,724	127,123	127,111
Other liabilities	50,007	58,256	60,926	71,455	54,703
Total liabilities	4,171,964	4,169,747	4,218,718	4,324,525	4,123,525
Shareholders' equity	483,648	488,668	478,784	468,342	459,624
Total liabilities and shareholders' equity	4,655,612	4,658,415	4,697,502	4,792,867	4,583,149
Capital
Tier 1 leverage ratio	7.75%	7.59%	7.77%	7.67%	7.90%
Tangible equity / tangible assets	5.22%	5.30%	5.01%	4.66%	4.66%
Diluted weighted average common shares O/S	30,280	30,036	30,006	30,078	30,396
Period end common shares outstanding	29,935	29,892	29,635	29,672	29,873
Cash dividends declared per common share	$0.21	$0.21	$0.21	$0.21	$0.20
Book value	$16.16	$16.35	$16.16	$15.78	$15.39
Tangible book value	$7.68	$7.81	$7.51	$7.13	$6.75
Common stock price (end of period)	$20.62	$24.56	$19.87	$19.52	$20.02

Community Bank System, Inc.

Summary of Financial Data
(Dollars in thousands, except per share data)
	2008		2007
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Asset Quality
Nonaccrual loans	$11,080	$8,757	$8,267	$8,932	$9,192
Accruing loans 90+ days delinquent	370	392	622	451	778
Total nonperforming loans	11,450	9,149	8,889	9,383	9,970
Other real estate owned (OREO)	637	1,027	1,007	1,097	1,411
Total nonperforming assets	12,087	10,176	9,896	10,480	11,381
Net charge-offs	870	779	900	753	362
Loan loss allowance/loans outstanding	1.27%	1.28%	1.29%	1.31%	1.33%
Nonperforming loans/loans outstanding	0.39%	0.32%	0.32%	0.34%	0.36%
Loan loss allowance/nonperforming loans	324%	398%	410%	388%	368%
Net charge-offs/average loans	0.12%	0.11%	0.13%	0.11%	0.05%
Delinquent loans/ending loans	1.13%	0.99%	1.10%	1.10%	0.95%
Loan loss provision/net charge-offs	180%	100%	98%	68%	114%
Nonperforming assets/total assets	0.26%	0.22%	0.21%	0.22%	0.25%

(1) Excludes intangible amortization, acquisition expenses, special charges and gain (loss) on investment securities & debt extinguishment.
(2) Excludes gain (loss) on investment securities & debt extinguishment.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.